Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2025

Financial Results

Hsinchu, Taiwan (November 28, 2025)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full fiscal year, ended August 31, 2025.

Revenue for the fourth quarter of fiscal 2025 was $13.2 million, compared to $17.7 million in the third quarter of fiscal 2025. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2025 was $1.2 million, or $(0.15) per diluted share, compared to a net income of $223 thousand, or $0.03 per diluted share, in the third quarter of fiscal 2025.

GAAP gross margin for the fourth quarter of fiscal 2025 decreased to 2%, compared to 5% for the third quarter of fiscal 2025. Operating margin for the fourth quarter of fiscal 2025 decreased to negative 7%, compared with negative 0.4% for the third quarter of fiscal 2025. The Company’s cash and cash equivalents were $2.6 million at August 31, 2025, compared to $2.4 million at the end of the third quarter of fiscal 2025.

Revenues for fiscal year 2025 increased to $43 million, compared to $5.2 million in fiscal year 2024. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2025 was $1.1 million, or $(0.15) per diluted share, compared to a net loss of $$2.0 million, or $(0.32) per diluted share, in fiscal year 2024.

GAAP gross margin for fiscal year 2025 decreased to 6%, compared with gross margin for fiscal year 2024 of 20%. Operating margin for fiscal year 2025 was negative 4%, compared with negative 57% in fiscal year 2024. The Company’s cash and cash equivalents were $2.6 million as of August 31, 2025, compared to $1.7 million as of August 31, 2024.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,593	$1,671
Accounts receivable (including related parties), net	3,588	416
Inventories, net	4,776	3,574
Prepaid expenses and other current assets	345	223
Total current assets	11,302	5,884
Property, plant and equipment, net	2,713	2,798
Operating lease right of use assets	1,141	1,091
Intangible assets, net	100	90
Investments in unconsolidated entities	65	969
Other assets	272	306
TOTAL ASSETS	$15,593	$11,138
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,274	$2,854
Accounts payable	5,027	137
Accrued expenses and other current liabilities	3,776	2,936
Other payable to related parties	1,161	1,001
Operating lease liabilities, current portion	145	94
Total current liabilities	11,383	7,022
Long-term debt, excluding current installments	434	870
Operating lease liabilities, less current portion	996	997
Total liabilities	12,813	8,889
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	188,939	187,337
Accumulated other comprehensive income	3,652	3,545
Accumulated deficit	(189,811)	(188,681)
Total SemiLEDs stockholders’ equity	2,780	2,201
Noncontrolling interests	—	48
Total equity	2,780	2,249
TOTAL LIABILITIES AND EQUITY	$15,593	$11,138

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Years Ended August 31,
	August 31, 2025	May 31, 2025	2025	2024
Revenues, net	$13,225	$17,651	$43,009	$5,183
Cost of revenues	12,996	16,712	40,578	4,130
Gross profit	229	939	2,431	1,053
Operating expenses:
Research and development	362	292	1,154	1,160
Selling, general and administrative	853	709	2,872	2,891
Gain on disposals of long-lived assets, net	—	—	—	(49)
Total operating expenses	1,215	1,001	4,026	4,002
Loss from operations	(986)	(62)	(1,595)	(2,949)
Other income (expenses):
Investment loss from unconsolidated entities	(936)	(9)	(958)	(3)
Interest expenses, net	(11)	(20)	(141)	(247)
Other income, net	286	266	1,100	1,181
Foreign currency transaction gain (loss), net	453	48	464	(13)
Total other income (expense), net	(208)	285	465	918
(Loss) income before income taxes	(1,194)	223	(1,130)	(2,031)
Income tax expense	—	—	—	—
Net (loss) income	(1,194)	223	(1,130)	(2,031)
Less: Net income attributable to noncontrolling interests	—	—	—	5
Net (loss) income attributable to SemiLEDs stockholders	$(1,194)	$223	$(1,130)	$(2,036)
Net (loss) income per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.15)	$0.03	$(0.15)	$(0.32)
Shares used in computing net (loss) income per share attributable to SemiLEDs stockholders:
Basic and diluted	8,224	7,232	7,721	6,320